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[Script for Investor Update First Used June 24, 2022]

Hello Nikola stockholders, thank you for joining us for today’s investor update. I’m Steve Girsky, Chairman of Nikola’s Board of Directors.

I am thrilled to be on the Board of a company that is creating new solutions to decades-old challenges.

It’s truly an exciting time at Nikola today and we’ve achieved many key milestones on our journey as a leader in zero-emission transportation. We recently started production and our initial serial battery-electric vehicles are currently being shipped to dealers for customer delivery. We’ve begun our fuel cell electric vehicle pilot testing with select customers, and we continue to expand our strategic partner network. In addition, Phase 1 of the Coolidge, Arizona manufacturing facility has been completed with a production capacity of 2,500 trucks.

Now to the focus of today’s update. We are only a few days away from our annual meeting on June 30 and we need your vote prior to that to help ensure that we continue moving forward toward our vision and achieve our additional milestones like the ones I just shared with you. Specifically, we need your YES vote on Proposal 2. I’ll share some details about the importance of voting, outline several easy ways to vote and then answer some questions we’ve been frequently asked about the process.

The deadline to vote is June 29, 2022 at 11:59 P.M. Eastern Time. As a Nikola stockholder, you hold a very important role in our company’s future. I want to be super clear about this – we need your vote FOR Proposal 2, which allows us to increase the number of shares of our company’s common stock. This requires a FOR vote from the majority of all outstanding shares for approval. You must actively vote your shares to make sure they are counted FOR the proposal. So if you don’t vote, that it is effectively a vote against this important proposal. Every vote counts – no matter how many shares you own!

Voting is quick and easy – you can vote by phone or internet.

To vote by phone, call toll free at (855) 935-2562 if you live in North America. For international holders, you can call country code 1-(207) 607-7123.

To vote online, if you hold shares in “street name,” you should follow the instructions shared by your broker, bank, or other nominee. The website to vote is proxyvote.com. If you are a Robinhood holder, you can vote at proxypush.com.

I’d like to take a few minutes to answer several of the top questions we have received about the voting process.

1.The first thing shareholders are asking is what is the easiest way to vote?

As I said earlier, voting is very quick either by phone or online.

If you live in North America, the easiest thing to do is to call toll free at (855) 935-2562. International holders can call 1-(207) 607-7123.

If you have your control number, you can go online to proxyvote.com to vote. If you are a Robinhood holder, you can vote online at proxypush.com.

If you’re not sure of your control number or you have any other questions or issues with the voting process, Alliance Advisors, Nikola’s proxy solicitor, will assist you.

2.A number of investors have also asked: how can I vote if I live outside of North America?

Again, the easiest way for international stockholders to vote their shares is by calling 1-(207) 607-7123. They are ready to help any international stockholders with voting.

3.We have also been asked questions about the deadline. For example, we have been asked if the meeting is on June 30, by when do I have to vote to make sure my vote is counted?

Let me be clear again: time is running out to vote – please vote your shares as soon as possible to make sure your vote counts. The deadline for stockholders to vote is June 29, 2022 at 11:59 p.m. Eastern Time, so it is important that you cast your vote BEFORE the deadline.

4.Another thing we have been asked about are control numbers. Stockholders have asked: what do I do if I can’t find my control number?

Call (855) 935-2562 if you’re in North America. International voters can call 1-(207) 607-7123. They’ll be able to assist you in voting your shares.

5.And finally, for a very important question: why should I vote for Proposal 2?

A vote for Proposal 2 is very important. Approving this proposal would allow Nikola to increase the number of authorized shares of common stock and would provide us with increased flexibility to support, among other things, the growth of our business. We are excited about the many milestones we have reached at Nikola and Proposal 2 will help to ensure that we continue moving forward toward our vision.

I want to be crystal clear. There are only a few days left for you to vote and we need everyone to vote now – no matter how many shares you own. Thank you so much for making your vote count and for helping to achieve Nikola’s mission to make commercial transportation clean and sustainable into the future.